Exhibit 10.4

December 24, 2003

Peter Frank

120 Lloyd Road

Montclair, New Jersey 07042

Retention Agreement

Dear Mr. Frank:

This letter shall confirm our agreement (this “Agreement”) as follows:

1.                                       Atlantic Express Transportation Group, Inc. Corp. (the “Company”) hereby retains you as the Chairman of the Board of Directors of the Company. In such capacity, you shall (i) be responsible for strategic and financial planning for the Company and its subsidiaries, (ii) work with the Chief Executive Officer, the Chief Financial Officer and the other key executive officers of the Company, and (iii) perform your duties and responsibilities primarily at the offices of the Company in Staten Island, New York, subject to reasonable travel as required from time to time in the performance of your duties and responsibilities as the Chairman of the Board of Directors.

2.                                       (a)                                  So long as you shall be retained as the Chairman of the Board of Directors: (i) the Company shall pay to you a salary at the rate of $150,000 per annum, and a year-end bonus of $150,000, subject to applicable tax and other withholding required by law; (ii) you shall be entitled to participate in any benefit and other plans (other than bonus and deferred compensation plans) as shall be made available generally from time to time to senior executive officers of the Company, subject to insurability requirements under any medical or other insurance programs; and (iii) you shall be reimbursed, subject to Company policies in effect from time to time, for any out-of-pocket expenses reasonably incurred by you in the performance of your duties and responsibilities.

(b)                                 In addition to the compensation described in clause (i) of Paragraph 2(a) hereof, you shall be entitled to participate in a stock option or restricted stock purchase or similar plan which shall be established by the Company and which will entitle you to acquire shares of the Common Stock of the Company (the “Equity”) as set fort on Schedule A attached hereto, subject to:

(i)                                     vesting at the rate of (x) one-third upon consummation of the First Amended Joint Plan of Reorganization of Atlantic Express and its debtor subsidiaries, dated July 21, 2003, filed in those certain Chapter 11 cases identified as Case No. 02-42560 (PCB) and confirmed on September 4, 2003  by order of the United States Bankruptcy Court for the Southern District of New York (the “Plan”) and (y) one-third per year thereafter so long as you are retained hereunder; however, in the event of a Sale of the

Company (as hereinafter defined) or an initial public offering by the Company, the Equity shall be 100% vested; and

(ii)                                  repurchase rights of the Company upon any termination of your retention at a price equal to:

(A)                              your original purchase price, if any has been paid by you, for any unvested portion of the Equity if (x) you voluntarily terminate your retention prior to the end of the Initial Term or (y) you are subject to a Termination for Cause or a Termination for Medical Reasons (as such terms are hereinafter defined); and

(B)                                your original purchase price for the vested portion of the Equity if you are subject to a Termination for Cause; and

(iii)                               the occurrence of a Sale of the Company, in which case you shall participate and cooperate in any Sale of the Company on an equal per share basis with the holders of a majority of the Common Stock of the Company.

(c)                                  In the event that your retention terminates at the end of the Initial Term or any Extended Term or you are subject to a Termination for Medical Reasons, you (or your estate) shall have the right to require the Company to repurchase the vested portion of your Equity for fair market value (as determined in good faith by the Board of Directors of the Company). However, any such repurchase obligation of the Company shall be suspended so long as the Company is prohibited from repurchasing the Equity under the terms of any indebtedness or Preferred Stock of the Company.

3.                                       The initial term of your retention shall be for a period of three years (the “Initial Term”), subject to automatic annual extensions (an “Extended Term”) thereafter unless the Company or you shall give notice to the other, at least 60 days prior to the end of the Initial Term or any Extended term, that your retention will terminate at the end of the Initial Term or any then Extended Term. Notwithstanding the foregoing, your retention shall be subject to termination by the Company at any time in the event that: (i) you shall have engaged in any conduct which violates your fiduciary duties to the Company or any conduct which constitutes a felony or similar serious crime under the laws of the State of New York or any Federal law (a “Termination for Cause”); (ii) you are unable, because of death or heath reasons, to substantially perform your duties as President and Chief Executive Officer (a “Termination Medical Reasons”); or (iii) 100% of the Common Stock of the Company or substantially all of its assets shall be sold (by purchase, merger, combination or otherwise) (a “Sale of the Company”). Upon the effectiveness of any early termination as aforesaid, any obligation of the Company or you to each other under Paragraphs 1, 2(a) and 3 hereof shall terminate automatically, and you shall not have any claim thereafter for any salary, compensation, damages or otherwise based on such termination or otherwise, except you shall be entitled to the payment of salary and the reimbursement of travel expenses that have accrued as of or prior to the effectiveness of any such termination.

4.                                       You shall not disclose, and shall not use for any purpose, other than for the benefit of the Company and its subsidiaries, any information regarding the Company and its subsidiaries and the businesses, operations, assets, financial condition and affairs, results of operations, prospects and customers and suppliers of the Company and its subsidiaries. Subsequent to the termination of your retention, you shall cooperate with the Company and its subsidiaries in any legal proceedings to which the Company or any of its subsidiaries is a party, subject to reimbursement of your reasonable out-of-pocket expenses incurred in connection therewith at the request of the Company and its subsidiaries.

5.                                       You shall be entitled to indemnification by the Company in accordance with the indemnification provisions contained in the certificate of incorporation and by-laws of the Company as of the date hereof. The Company shall use its reasonable commercial efforts to maintain director and officer insurance in commercially reasonable amounts and on commercially reasonable terms.

6.                                       (a)                                  This Agreement contains the entire agreement between the Company and you with respect to your retention by the Company or any of its subsidiaries and supersedes all prior arrangements or understandings with respect thereto, including without limitation the Agreement dated as of July 9, 2002 between Atlantic Express Transportation Corp and you.

(b)                                 This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (other than the choice of law principles thereof).

(c)                                  Neither this Agreement nor any claims or rights under this Agreement shall be assignable otherwise than by operation of law by any party without the prior written consent of the other parties, and any purported assignment by any party without the prior written consent of the other parties shall be void. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors (whether by merger or otherwise) and permitted assigns.

(d)                                 Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights under this Agreement at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

(e)                                  Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any third party or any other person; and this Agreement shall be effective only as among the parties hereto, their successors and permitted assigns.

[Signature page follows.]

If the foregoing correctly sets forth our agreement, please execute this Agreement where indicated below.

Atlantic Express Transportation Group, Inc.

	By:	/s/ SANJAY H. PATEL
Sanjay H. Patel
Chairman of the Board of Directors

Accepted and agreed as of the date first above written:

/s/ PETER FRANK
Peter Frank